EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

February 18, 2011

Cherokee Inc.

6835 Valjean Avenue

Van Nuys, CA 91406

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Cherokee Inc. (“Cherokee”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the registration for resale of up to 381,967 shares of common stock, $0.02 par value, of Cherokee on behalf of the selling stockholder named therein, including (i) 81,967 shares of Common Stock (the “Shares”) and (ii) up to 300,000 shares of Common Stock which may be issued (the “Option Shares”) pursuant to a certain Stock Option Agreement by and between the Company and the selling stockholder, dated as of August 26, 2010 and as amended on January 28, 2011 (the “Option Agreement”).

In connection with this opinion, we have examined the proceedings taken by you in connection with the issuance of the Shares and the adoption of the Option Agreement, and we have examined and relied upon the Registration Statement, the Prospectus, the Option Agreement, Cherokee’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and copies of such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.   In addition, we have assumed that in connection with the issuance of shares pursuant to the exercise of the Option Agreement, Cherokee will receive consideration in an amount not less than the aggregate par value of the common stock covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares are legally issued, fully paid and nonassessable and (ii) the Option Shares, when issued and outstanding pursuant to the exercise of the Option Agreement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP